Registration No. 333-

As filed with the Securities and Exchange Commission on June 30, 2025

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
_________________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Peapack-Gladstone Financial Corporation
(Exact Name of Registrant as Specified in its Charter)

New Jersey	22-3537895
(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation or Organization)

500 Hills Drive, Suite 300
Bedminster, New Jersey 07921
(Address of Principal Executive Offices)

Peapack-Gladstone Financial Corporation
2025 Long-Term Incentive Plan
(Full Title of the Plan)

Copies to:
Frank A. Cavallaro	Lawrence M.F. Spaccasi, Esq.
Chief Financial Officer	Scott A. Brown, Esq.
Peapack-Gladstone Financial Corporation	Luse Gorman, PC
500 Hills Drive, Suite 300	5335 Wisconsin Ave., N.W., Suite 780
Bedminster, New Jersey 07291	Washington, DC 20015-2035
(908) 234-0700	(202) 274-2000
(Name, Address and Telephone
Number of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended:

Large accelerated filer ☐	Accelerated filer ⌧
Non-accelerated filer ☐	Smaller reporting company☐
Emerging growth company☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Items 1 and 2. Plan Information; and Registrant Information and Employee Plan Annual Information
The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to participants in the Peapack-Gladstone Financial Corporation 2025 Long-Term Incentive Plan (the “Plan”) as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).
Such documents are not being filed with the Commission but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
The following documents previously filed by Peapack-Gladstone Financial Corporation (the “Company”) with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated therein, including any exhibits included with such items):
(a) The Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Commission on March 12, 2025 (File No. 001-16197) pursuant to Section 13(a) of the Exchange Act (including information specifically incorporated by reference therein from the Company’s definitive proxy statement on Schedule 14A, filed on March 20, 2025);
(b) The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the Commission on May 9, 2025 (File No. 001-16197);
(c) The Company’s Current Report on Form 8-K filed with the Commission on April 30, 2025 (File No. 001-16197); and
(d) The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A/A (Amendment No. 1) filed with the Commission on August 18, 2008 (File No. 001-16197), as updated by Exhibit 4.E to the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 (File No. 001-16197), filed with the Commission on March 13, 2020, including any amendment or report filed for the purpose of updating such information.
All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents.
Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the prospectus.
All information appearing in this Registration Statement and the prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.

Item 4.  Description of Securities
Not applicable.
Item 5.  Interests of Named Experts and Counsel
None.
Item 6.  Indemnification of Directors and Officers
Indemnification. Article VI of the Company’s certificate of incorporation provides that, unless expressly prohibited by law, the Company shall indemnify a director or officer of the Company or of a subsidiary of the Company against his reasonable expenses and all liabilities in connection with any proceeding involving that director or officer of the Company or a wholly-owned subsidiary of the Company, including a proceeding by or in the right of the Company or its wholly-owned subsidiary, unless such breach of duty is based on an act or omission (a) in breach of such person’s duty of loyalty to the Company or its shareholders; (b) not in good faith or involving a knowing violation of law; or (c) resulting in receipt by such person of an improper personal benefit. The Company shall advance or pay those reasonable expenses incurred by such director or officer in a proceeding as and when incurred, provided, however, that the director or officer shall, as a condition to receipt of such advances, undertake to repay all amounts advanced if it shall finally be adjudicated that the breach of duty by the director or officer was based upon an act or omission (a) in breach of such person’s duty of loyalty to the Company (and/or its subsidiary) or its shareholders; (b) not in good faith or involving a knowing violation of law; or (c) resulting in receipt by such person of an improper personal benefit.

The New Jersey Business Corporation Act empowers a corporation to indemnify a corporate agent against his expenses and liabilities incurred in connection with any proceeding (other than a derivative lawsuit) involving the corporate agent by reason of his being or having been a corporate agent if (a) the agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and (b) with respect to any criminal proceeding, the corporate agent had no reasonable cause to believe his conduct was unlawful. For purposes of the Act, the term “corporate agent” includes any present or former director, officer, employee or agent of the corporation, and a person serving as a “corporate agent” at the request of the corporation for any other enterprise.

With respect to any derivative action, the corporation is empowered to indemnify a corporate agent against his expenses (but not his liabilities) incurred in connection with any proceeding involving the corporate agent by reason of his being or having been a corporate agent if the agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, only the court in which the proceeding was brought can empower a corporation to indemnify a corporate agent against expenses with respect to any claim, issue or matter as to which the agent was adjudged liable for negligence or misconduct.

The corporation may indemnify a corporate agent in a specific case if a determination is made by any of the following that the applicable standard of conduct was met: (i) the board of directors, or a committee thereof, acting by a majority vote of a quorum consisting of disinterested directors; (ii) by independent legal counsel, if there is not a quorum of disinterested directors or if the disinterested quorum empowers counsel to make the determination; or (iii) by the shareholders.

A corporate agent is entitled to mandatory indemnification to the extent that the agent is successful on the merits or otherwise in any proceeding, or in defense of any claim, issue or matter in the proceeding. If a corporation fails or refuses to indemnify a corporate agent, whether the indemnification is permissive or mandatory, the agent may apply to a court to grant him the requested indemnification. In advance of the final disposition of a proceeding, the corporation may pay an agent’s expenses if the agent agrees to repay the expenses unless it is ultimately determined he is entitled to indemnification.

Exculpation. Article VI of the Company’s certificate of incorporation provides that no director or officer of the Company, or of a subsidiary of the Company, shall be personally liable to the Company or to its shareholders for damages for breach of any duty owed to the Company or its shareholders unless such breach of duty is based on an act or omission (a) in breach of such person’s duty of loyalty to the Company (and/or its subsidiary) or its shareholders;

(b) not in good faith or involving a knowing violation of law; or (c) resulting in receipt by such person of an improper benefit.

Insurance. The Company maintains insurance policies insuring the Company’s directors and officers against liability for wrongful acts or omissions arising out of their positions as directors and officers, subject to certain limitations.

Item 7.  Exemption From Registration Claimed.

Not applicable.

Item 8.  List of Exhibits.

Regulation S-K Exhibit Number	Document

4.1
Certificate of Incorporation of Peapack-Gladstone Financial Corporation (incorporated by reference to Exhibit 3 of the Company’s Form 10-Q Quarterly Report filed on November 9, 2009 (File No. 001-16197))

4.2	Bylaws of Peapack-Gladstone Financial Corporation (incorporated by reference to Exhibit 3.2 of the Company’s Form 8-K Current Report filed on March 23, 2023 (File No. 001-16197))

5	Opinion of Luse Gorman, PC

10.1
Peapack-Gladstone Financial Corporation 2025 Long-Term Incentive Plan (incorporated by reference to Appendix A to the proxy statement for the Annual Meeting of Shareholders of Peapack-Gladstone Financial Corporation, filed under the Exchange Act on March 20, 2025 (File No. 001-16197))

10.2	Form of Restricted Stock Unit Agreement (for Non-Employee Directors)

10.3	Form of Restricted Stock Unit Agreement (for Employees)

10.4	Form of Performance Restricted Stock Unit Agreement (for Employees)

23.1	Consent of Luse Gorman, PC (contained in Exhibit 5)

23.2	Consent of Crowe LLP (Independent Registered Public Accounting Firm)

24	Power of Attorney (contained on signature page)

107	Filing Fee Table

Item 9.	Undertakings

The undersigned registrant hereby undertakes:
1. To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b)) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fees” table in the effective registration statement;
(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs 1(i) and 1(ii) above do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;
2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;
4. That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Bedminster, State of New Jersey, on the 30th day of June, 2025.
PEAPACK-GLADSTONE FINANCIAL CORPORATION
By :	/s/ Douglas L. Kennedy
Douglas L. Kennedy
President and Chief Executive Officer
(Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of Peapack-Gladstone Financial Corporation (the “Company”) hereby severally constitute and appoint Douglas L. Kennedy and Frank A. Cavallaro, and each of them, as our true and lawful attorneys and agents, to do any and all things in our names in the capacities indicated below which said Douglas L. Kennedy and Frank A. Cavallaro may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration of shares of common stock to be issued under the Peapack-Gladstone Financial Corporation 2025 Long-Term Incentive Plan, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Douglas L. Kennedy and Frank A. Cavallaro shall do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated.
Signatures	Title	Date

/s/ Douglas L. Kennedy	President, Chief Executive Officer and Director	June 30, 2025
Douglas L. Kennedy	(Principal Executive Officer)

/s/ Frank A. Cavallaro	Senior Executive Vice President and Chief Financial Officer	June 30, 2025
Frank A. Cavallaro	(Principal Financial Officer)

/s/ Francesco S. Rossi	Senior Vice President and Chief	June 30, 2025
Francesco S. Rossi	Accounting Officer (Managing Principal)

/s/ F. Duffield Meyercord	Chairman of the Board	June 30, 2025
F. Duffield Meyercord

Signatures	Title	Date

/s/ Carmen M. Bowser	Director	June 30, 2025
Carmen M. Bowser

/s/ Patrick M. Campion	Director	June 30, 2025
Patrick M. Campion

/s/ Susan A. Cole	Director	June 30, 2025
Susan A. Cole

/s/ Anthony J. Consi	Director	June 30, 2025
Anthony J. Consi

/s/ Richard Daingerfield	Director	June 30, 2025
Richard Daingerfield

/s/ Edward A. Gramigna, Jr.	Director	June 30, 2025
Edward A. Gramigna, Jr.

/s/ Peter D. Horst	Director	June 30, 2025
Peter D. Horst

/s/ Steven A. Kass	Director	June 30, 2025
Steven A. Kass

/s/ Patrick J. Mullen	Director	June 30, 2025
Patrick J. Mullen

/s/ Philip W. Smith, III	Director	June 30, 2025
Philip W. Smith, III

/s/ Tony Spinelli	Director	June 30, 2025
Tony Spinelli

/s/ Beth Welsh	Director	June 30, 2025
Beth Welsh